Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 1, 2003 by and between Concord EFS, Inc., a Delaware corporation (the “Company”), and Edward Labry (the “Executive”).

WHEREAS, the Company desires to employ the Executive to serve as Special Advisor to the Chief Executive Officer of First Data Corporation (“FDC”) following the consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of April 1, 2003 among the Company, FDC and Monaco Subsidiary Corporation, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.  Employment. This Agreement shall become effective concurrently with the completion of the Merger. Upon consummation of the Merger, the Company will employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement shall commence upon the consummation of the Merger and, unless earlier terminated pursuant to Section 4, shall end 24 months after such date (such period referred to herein as the “Initial Term,” collectively with any extensions of this Agreement as the “Employment Period”), provided that such term(s) shall be automatically extended for additional thirty (30) day periods unless either party gives notice to the other party fifteen (15) days prior to the end of a term that such party does not wish to extend the Employment Period.

2.  Position and Duties; Responsibilities. The Company shall employ the Executive during the Employment Period as Special Advisor to the Chief Executive Officer of FDC after the Merger. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive hereunder and shall devote the Executive’s full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the Executive’s best efforts to promote the interests of the Company and its subsidiaries. The Executive may engage in charitable, civic or community activities and, with the prior approval of the Board of Directors of the Company (the “Board”), may serve as a director of any other business corporation, provided that such activities or service do not interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 6, 7 or 8 hereof. The Executive shall at all times abide by all policies and procedures of the Company as in effect or amended from time to time in the Company’s discretion.

3.  Compensation. (a)  Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $750,000 per annum (“Base Salary”), payable in accordance with the Company’s normal payroll practices net of required or permitted withholdings and deductions.

(b)  Other Benefits. During the Employment Period, the Executive shall be eligible to participate in the Company’s health, disability and group life plans and such other employee benefit plans as the Executive and the Company may mutually agree from time to time. The Company reserves the right to alter, suspend, amend or discontinue any and all of its benefit plans and fringe benefits, in whole or in part, at any time with or without notice.

(c)  Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive, in accordance with the Company’s policies and procedures, for all proper expenses incurred by the Executive in the performance of the Executive’s duties hereunder.

4.  Termination. (a)  Death. Upon the death of the Executive, this Agreement shall automatically terminate and all rights of the Executive and the Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

(i)  accrued Base Salary and vacation pay, less required and authorized withholding and deductions, through and including the Executive’s date of death;

(ii)  other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company; and

(iii)  payment equal to the Executive’s Base Salary at the Executive’s then current rate for 12 months, less required and authorized withholding and deductions, payable in accordance with the Company’s normal payroll practices or in a lump sum, as determined by the Company in its discretion.

(b)  Disability. The Company may, at its option, terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive’s position, with or without reasonable accommodation, required of the Executive hereunder for a continuous period of 30 days. Upon such termination, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

(i)  accrued Base Salary and vacation pay, less required and authorized withholding and deductions, through and including the effective date of the Executive’s termination of employment;

(ii)  other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; and

(iii)  payment equal to the Executive’s Base Salary at the Executive’s then current rate for 12 months, less required and authorized withholding and deductions, payable in installments in accordance with the Company’s normal payroll practices or in a lump sum, as determined by the Company in its discretion.

In the event of any dispute regarding the existence of the Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of a physician selected by the Board. The Executive shall submit to appropriate medical examinations for purposes of such determination.

(c)  Cause. (i)  The Company may, at its option, terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined) upon written notice to the Executive (the “Cause Notice”). Any such termination for Cause shall be authorized by the Board. The Cause Notice shall state the particular action(s) or inaction(s) giving rise to termination for Cause. The Executive shall have five (5) days after the Cause Notice is given to cure the particular action(s) or inaction(s), to the extent a cure is possible. If the Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect.

(ii)  As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(A)  any refusal by the Executive to perform the Executive’s duties under this Agreement or to perform specific directives of the Board or of the Chairman of the Board which are consistent with the scope and nature of the Executive’s duties and responsibilities as set forth herein;

(B)  any act of fraud, embezzlement or theft by the Executive in connection with the Executive’s duties hereunder or in the course of the Executive’s employment hereunder or any prior employment, or the Executive’s admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(C)  any gross negligence or willful misconduct of the Executive resulting in a loss to the Company or any of its subsidiaries, or damage to the reputation of the Company or any of its subsidiaries;

(D)  any breach by the Executive of any one or more of the covenants contained in Sections 6, 7 or 8 hereof; or

(E)  any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.

(iii)  The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(iv)  If the Company terminates the Executive’s employment for Cause, all obligations of the Company hereunder shall cease, except that the Executive shall be entitled only to the payments and benefits specified in Sections 4(a)(i) and 4(a)(ii) hereof.

(d)  Termination Without Cause. The Company may, at its option, terminate the Executive’s employment under this Agreement upon written notice to the Executive for any reason. However, if the Company terminates the Executive’s employment for any reason other than a reason set forth in Section 4(a), 4(b) or 4(c), all obligations of the Company hereunder shall cease immediately except that the Executive shall be (1) entitled to the payments and benefits specified in Section 4(a)(i) through 4(a)(iii) and (2) solely for purposes of continuing to have the right to exercise any vested and theretofore unexercised stock options, Executive shall be deemed to be actively employed through the 24-month period commencing upon the consummation of the Merger. If the Company terminates the Executive’s employment for any such reason, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(a)(i) through 4(a)(iii) (inclusive); provided, however, that no termination without cause shall be effective unless, prior to such termination, the stock option plans pursuant to which all Company stock options held by the Executive have been issued permit (including, as and if necessary, by amendment of such plans subsequent to the date hereof) the exercise of all such options through the 24-month period commencing upon the consummation of the Merger notwithstanding any such termination; and provided further that, in the event that such plans provide for any such extension of the exercise period beyond the post-termination period provided for currently under such plans, such options shall be exercisable through the 24-month period commencing upon the consummation of the Merger and the additional 90-day period as provided under the terms of the applicable option plans.

(e)  Termination for Good Reason.

(i)  The Executive may terminate the Executive’s employment under this Agreement for Good Reason (as hereinafter defined) upon written notice to the Company (the “Good Reason Notice”). The Good Reason Notice shall state the particular action(s) or inaction(s) giving rise to the termination for Good Reason and must be delivered to the Company within thirty (30) days after the Executive becomes aware of such action(s) or inaction(s). The Company shall have thirty (30) days after the Good Reason Notice is given to cure the particular action(s) or inaction(s). If the Company so effects a cure, the Good Reason Notice shall be deemed rescinded and of no further force and effect. A termination for Good Reason shall be treated as a termination without cause by the Company under Section 4(d).

(ii)  As used in this Agreement, the term “Good Reason” shall mean any one or more of the following: (A) action by the Company resulting in a substantial diminution of the Executive’s titles or positions with the Company after the Merger, (B) any reduction in the Executive’s Base Salary or (C) any relocation of the Executive more than fifty (50) miles from Memphis, Tennessee.

(f)  Payments in Lieu of Other Severance Rights. The severance payments provided hereunder shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of the Company applicable to the Executive; provided that the sum of such payments shall not be less than the amount that otherwise would have been payable to the Executive under the Company’s severance policy, if any.

(g)  Cooperation & Indemnification. In the event of termination, the Executive agrees to reasonably assist and cooperate with the Company, its subsidiaries and/or their agents, officers, directors and employees (i) on matters relating to the tasks for which the Executive was responsible, or about which the Executive had knowledge, before cessation of employment or which may otherwise be within the knowledge of the Executive and (ii) exclusively in connection with any existing or future disputes, litigation or investigations of any nature brought by, against, or otherwise involving the Company in which the Company deems the Executive’s cooperation necessary. The Company will reimburse the Executive for reasonable out of pocket expenses incurred in connection therewith, in accordance with Company policy. Executive shall be eligible for such indemnification as is provided for by the bylaws of the Company.

5.  Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes. The Executive shall be solely responsible for all other taxes associated with the amounts payable under the Agreement, except for the employer portion of any employment taxes as required under applicable law.

6.  Noncompetition; Nonsolicitation. (a)  General. The Executive acknowledges that in the course of the Executive’s employment with the Company, the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its affiliates and has established and will establish substantial relationships with certain customers of the Company and its affiliates. The Executive further acknowledges that the Executive’s services will be of special, unique and extraordinary value to the Company and its affiliates.

(b)  Noncompetition. The Executive agrees that during the period of the Executive’s employment with the Company, the period, if any, during which the Executive is receiving payments from the Company pursuant to Section 4, and for a period of 12 months thereafter (the “Noncompetition Period”), the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the business of furnishing electronic funds transfer and related services consisting of automated teller machine, point of sale transactions and related services, data processing services related to terminal driving, debit or credit processing or card authorization and card production and other payment system services, or in any other business being conducted by the Company or any of its affiliates as of the termination of the Executive’s employment in which the Executive was involved during the Executive’s employment, in any geographic area in which the Company or any of its affiliates is then conducting such business. Notwithstanding the foregoing, the Noncompetition Period shall not last more than 36 months.

(c)  Nonsolicitation. The Executive further agrees that during the Noncompetition Period, the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its affiliates to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which Section 6(b) applies, call on, service, solicit or otherwise do business with any customer (determined as of the effective date of the termination of Executive’s employment) of the Company or any of its affiliates.

(d)  Exceptions. Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e)  Nondisparagement. Except as otherwise required by applicable law, the Executive agrees not to make, or cause to be made, any oral or written statement, or take any other action, which disparages, criticizes, damages the reputation of, or is hostile to, the Company or its administration, employees, management, officers, shareholders, agents and/or directors. In the event that the Executive violates this provision, including making statements to the media, it will be considered a material breach hereof.

(f)  Tolling. The Noncompetition Period shall be extended for any period during which the Executive is in breach of this Section 6.

7.  Confidentiality. The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, marketing, proprietary, financial, customer, pricing or personnel information of the Company or of any of its subsidiaries not intended to be available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the Executive to perform properly the Executive’s duties under this Agreement. Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all property of the Company and its subsidiaries and the actual and prospective customers of the Company and its subsidiaries that the Executive may then possess or have under the Executive’s control (together with all copies thereof), including but not limited to records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information.

8.  Intellectual Property and Developments. The Executive shall disclose promptly to the Company all inventions, discoveries, developments, improvements, processes, designs, works of authorship, ideas and related documentation that are written, discovered, made, conceived or first reduced to practice by the Executive (either solely or jointly with another or others) while employed by the Company (collectively, “Development(s)”), whether or not they are patentable, copyrightable or subject to trade secret protection. The Executive shall not, at any time during or after the Executive’s employment, have or claim any right, title or interest in or to, or disclose to any third party, any Development(s) or any trade name, patent, trademark, copyright, intellectual property or other proprietary rights belonging to the Company. All Development(s) shall be the sole and exclusive property of the Company and shall be “work made for hire” as that term is defined in the copyright laws of the United States, not works of joint ownership. In any event, to the extent that any Development(s) may not be held to be work made for hire, or to the extent that the Executive has any right, title or interest in or to the Development(s) (including without limitation patent rights, copyrights, trade secrets or other proprietary rights), the Executive hereby assigns to the Company (without any further consideration) all such rights, title, and interest in and to the Development(s). The Executive shall cooperate fully with the Company during the Executive’s employment and thereafter in the securing of any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers reasonably requested by any of them in connection therewith.

9.  Remedies. (a)  Acknowledgment. The Executive acknowledges that the provisions contained in Sections 6, 7, and 8 are reasonable and necessary because of the substantial harm that could be caused to the Company by the Executive engaging in any of the prohibited or restricted activities contained in such Sections. The Executive represents and warrants that the prohibitions and restrictions contained in Sections 6, 7, and 8 will not impair the Executive’s ability to earn a livelihood because the Executive has the ability and experience to engage in employment that will not breach or violate the prohibitions and restrictions contained in such Sections.

(b)  Injunctive Relief. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Section 6, 7, and 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Delaware in any action by the Company to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.

(c)  Reformation. The Executive and the Company agree that in the event any of the prohibitions or restrictions set forth in Sections 6, 7, and 8 of this Agreement are found by a court of final and competent jurisdiction to be unreasonable and accordingly unfavorable, it is the purpose and intent of the parties that any prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent permitted by law.

10.  Representations. The Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that will interfere with Executive’s ability to fulfill his obligations under this Agreement and (iii) upon the execution of this Agreement by the Company and the Executive, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

11.  Survival. Sections 4 through 19 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

12.  Arbitration. Except as otherwise set forth in Section 9 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Delaware administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

13.  Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 13:

If to the Company, to:

Office of the General Counsel

Concord EFS, Inc.

1100 Carr Road

Wilmington, DE 19809

If to the Executive, to:

Edward Labry

230 East Cherry Circle

Memphis, TN 38117

14.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.  Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

16.  Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. The Executive may not assign this Agreement and any such assignment shall be null and void. The Company shall have the right to assign the Agreement.

17.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws.

18.  Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19.  Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CONCORD EFS, INC.

By: /s/    J. Richard Buchignani

Title: General Counsel and Vice Chairman

EDWARD LABRY

/s/    Edward Labry